EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE

                              Media & Analyst Contact: Emory Epperson
                                                       (714) 727-7958


                AST ANNOUNCES CHIEF FINANCIAL OFFICER RESIGNATION


IRVINE, Calif., Sept. 6, 1996 -- AST Research Inc. (ASTA--NASDAQ), today announced the resignation of Joseph E. Norberg, senior vice president and chief financial officer.

     Norberg, 49, who served as CFO since May, 1996, left AST to pursue other business interests.

     AST is commencing a recruitment search to fill the open CFO position. In the interim, Won Suk Yang, AST director and Samsung Electronics senior executive managing director, will serve as acting CFO of AST.

     Mr. Yang, 52, has served in various senior level positions within the Samsung Group for more than 25 years, including director of finance at Samsung Petrochemical; executive vice president of Samsung Semiconductor Inc., a U.S. subsidiary of Samsung; general manager of Samsung Electronics' Planning and Administrative Office; and general manager of the Corporate Administrative Office for an affiliated company, Cheil Synthetics Industries.

     "We appreciate the contribution Joe has made to our executive team during his short tenure with AST and wish him well in his future endeavors," said Young Soo Kim, AST president and chief executive officer. "While we undertake an executive search, we are pleased to have the resources and expertise of Mr. Yang, who will work to further the company's goals of returning to profitability and a market share growth position as quickly as possible."

     AST Research Inc., a member of the Fortune 500 list of America's largest industrial and service companies, is one of the world's leading personal computer manufacturers. The company develops a broad spectrum of desktop, mobile and server PC products that are sold in more than 100 countries worldwide. AST systems meet a wide range of customer needs, ranging from corporate business applications to advanced home and office use. Corporate headquarters is located at 16215 Alton Parkway, P.O. Box 57005, Irvine, California 92619-7005. Telephone (714) 727-4141 or (800) 876-4278. Fax (714)
727-9355. Information about AST and its products can be found on the World Wide Web at http://www.ast.com.
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